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                                                                  Exhibit 2.8(b)

                      ASSIGNMENT AND CONTRIBUTION AGREEMENT

         This Assignment and Contribution Agreement (the "Agreement") is entered into as of October 11, 1999 by and between Charter Communications Holding Company, LLC, a Delaware limited liability company ("Charter Holdco") and Charter Communications, Inc., a Delaware corporation ("CCI").

         WHEREAS, Charter Investment, Inc. (formerly Charter Communications, Inc.), a Delaware corporation, Charter Communications Holdings, LLC, a Delaware limited liability company ("CCH"), Avalon Cable Holdings LLC ("Parent"), Avalon Investors, L.L.C. ("Avalon Investors"), Avalon Cable of Michigan Holdings, Inc. ("Michigan Holdings") and Avalon Cable LLC (the "Avalon Cable") entered into a Securities Purchase Agreement dated as of May 13, 1999 (the "Avalon Agreement").

         WHEREAS, pursuant to the Avalon Agreement, CCH agreed, among other things, to purchase from Parent its stock in Michigan Holdings and its option to purchase the Class B-1 Units of the Avalon Cable and CCH agreed to purchase from Avalon Investors all of the Class A Units of the Avalon Cable.


         WHEREAS, pursuant to an Assignment Agreement effective as of June 16, 1999, CCH assigned its rights and obligations under the Avalon Agreement to Charter Holdco.


         WHEREAS, pursuant to this Agreement: (i) Charter Holdco is assigning to CCI all of its rights and obligations to purchase all of the stock of Michigan Holdings (the "Michigan Holdings Stock") pursuant to the Avalon Agreement; (ii) CCI is committing to retain an amount equal to $365,000,000 from its initial public offering of Class A Common Stock ("IPO") to consummate the purchase of the Michigan Holding Stock (such proceeds, the "Retained Cash"); (iii) upon the purchase of the Michigan Holdings Stock, CCI will contribute to Charter Holdco a direct or indirect interest in the limited liability company interest in the Avalon Cable owned by Avalon Cable of Michigan, Inc. (the "Michigan LLC Interest") and any Retained Cash remaining following the consummation of such purchase; and (iv) in respect of CCI's commitment set forth in clause (iii), Charter Holdco will issue to CCI, at the closing of the IPO, a number of Class B Common Units in Charter Holdco equal to (x) the amount of the Retained Cash divided by (y) the initial public offering price per share of CCI's Class A Common Stock minus the amount of underwriting discounts per share of Class A Common Stock.

         NOW, THEREFORE, the parties hereto agree as follows:

1. Assignment and Assumption. Charter Holdco hereby assigns to CCI all of Charter Holdco's rights and obligations to purchase the Michigan Holdings Stock pursuant to the Avalon Agreement. CCI hereby accepts such assignment and assumes and agrees to perform all of the obligations of Charter Holdco to purchase the Michigan Holdings Stock pursuant to the Avalon Agreement.

2. Commitment to Retain Cash from IPO.At the closing of the IPO, CCI will retain the Retained Cash and shall not contribute the Retained Cash to Charter Holdco.
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3.       Contribution of Michigan LLC Interest and Excess Retained Cash. CCI
         hereby commits that following the purchase of the Michigan Holdings Stock by CCI, CCI will contribute to Charter Holdco a direct or indirect interest in 100% of the Michigan LLC Interest. In addition, following the completion of all payments related to the final purchase price adjustments pursuant to the Avalon Agreement, CCI will contribute to Charter Holdco an amount of cash equal to (i) the amount of Retained Cash, minus (ii) the amount paid by CCI to consummate the purchase of the Michigan Holdings Stock (including any payments made by CCI in respect of purchase price adjustments), plus (iii) any payments received by CCI in respect of purchase price adjustments related to the Michigan Holdings Stock pursuant to the Avalon Agreement. Notwithstanding the foregoing, if the closing of the transactions pursuant to the Avalon Agreement has not occurred prior to March 31, 2000 (or, if the termination date under the Avalon Agreement is extended, such extended termination date), then CCI will contribute the Retained Cash to Charter Holdco.

4. Issuance of Class B Common Units to CCI. In respect of CCI's commitment set forth in Paragraph 3 above, Charter Holdco will issue to CCI, at the closing of the IPO, a number of Class B Common Units in Charter Holdco equal to (x) the amount of the Retained Cash, divided by (y) the initial public offering price per share of CCI's Class A Common Stock minus the amount of underwriting discounts per share of Class A Common Stock. This provision should not be construed in any way to result in CCI receiving any more Class B Common Units in Charter Holdco in total than the number of Class B Common Units it would receive had all of the IPO proceeds been immediately contributed to Charter Holdco.

5. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof.

6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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                          [SIGNATURE PAGE TO ASSIGNMENT
                           AND CONTRIBUTION AGREEMENT]



                                    AGREED AND ACCEPTED:


                                    CHARTER COMMUNICATIONS, INC.



                                    By:  /s/ Curtis S. Shaw
                                         ---------------------------------
                                         Name:  Curtis S. Shaw
                                         Title: Senior Vice President



                                    CHARTER COMMUNICATIONS HOLDING COMPANY, LLC



                                    By:  /s/ Curtis S. Shaw
                                         ---------------------------------
                                         Name:  Curtis S. Shaw
                                         Title: Senior Vice President



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